UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 2)   *

Hurray! Holding Co., Ltd.
(Name of Issuer)
American Depositary Shares, each representing 100 ordinary shares, par value US$0.00005 per share
(Title of Class of Securities)
447773102
(Cusip Number)
July 22, 2009
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐           Rule 13d-1(b)
☒           Rule 13d-1(c)
☐           Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)
Page 1 of 35 Pages
Exhibit Index Found on Page 34

13G
CUSIP No. 447773102

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) ChinaRock Capital Management Limited
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**The reporting persons making this filing hold an aggregate of 282,882 ADSs, which is 1.3% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Hong Kong, China
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 282,882
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 282,882
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 282,882
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.3%
12	TYPE OF REPORTING PERSON (See Instructions) OO

Page 2 of 35 Pages

13G
CUSIP No. 447773102

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Chun R. Ding
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**The reporting persons making this filing hold an aggregate of 282,882 ADSs, which is 1.3% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 282,882
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 282,882
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 282,882
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.3%
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 3 of 35 Pages

13G
CUSIP No. 447773102

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Farallon Capital Partners, L.P.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**The reporting persons making this filing hold an aggregate of 282,882 ADSs, which is 1.3% of the class of securities.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 58,658
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 58,658
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 58,658
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.3%
12	TYPE OF REPORTING PERSON (See Instructions) PN

Page 4 of 35 Pages

13G
CUSIP No. 447773102

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Farallon Capital Institutional Partners, L.P.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**The reporting persons making this filing hold an aggregate of 282,882 ADSs, which is 1.3% of the class of securities.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 61,130
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 61,130
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 61,130
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.3%
12	TYPE OF REPORTING PERSON (See Instructions) PN

Page 5 of 35 Pages

13G
CUSIP No. 447773102

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Farallon Capital Institutional Partners II, L.P.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**The reporting persons making this filing hold an aggregate of 282,882 ADSs, which is 1.3% of the class of securities.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 4,821
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 4,821
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,821
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12	TYPE OF REPORTING PERSON (See Instructions) PN

Page 6 of 35 Pages

13G
CUSIP No. 447773102

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Farallon Capital Institutional Partners III, L.P.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**The reporting persons making this filing hold an aggregate of 282,882 ADSs, which is 1.3% of the class of securities.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 3,804
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 3,804
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,804
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12	TYPE OF REPORTING PERSON (See Instructions) PN

Page 7 of 35 Pages

13G
CUSIP No. 447773102

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Farallon Capital Offshore Investors II, L.P.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**The reporting persons making this filing hold an aggregate of 282,882 ADSs, which is 1.3% of the class of securities.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 65,525
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 65,525
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 65,525
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.3%
12	TYPE OF REPORTING PERSON (See Instructions) PN

Page 8 of 35 Pages

13G
CUSIP No. 447773102

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Farallon FCP, Ltd.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**The reporting persons making this filing hold an aggregate of 282,882 ADSs, which is 1.3% of the class of securities.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12	TYPE OF REPORTING PERSON (See Instructions) OO

Page 9 of 35 Pages

13G
CUSIP No. 447773102

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Farallon FCIP, Ltd.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**The reporting persons making this filing hold an aggregate of 282,882 ADSs, which is 1.3% of the class of securities.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12	TYPE OF REPORTING PERSON (See Instructions) OO

Page 10 of 35 Pages

13G
CUSIP No. 447773102

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Farallon FCOI II, Ltd.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**The reporting persons making this filing hold an aggregate of 282,882 ADSs, which is 1.3% of the class of securities.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12	TYPE OF REPORTING PERSON (See Instructions) OO

Page 11 of 35 Pages

13G
CUSIP No. 447773102

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Farallon Capital Management, L.L.C.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**The reporting persons making this filing hold an aggregate of 282,882 ADSs, which is 1.3% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 88,944
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 88,944
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 88,944
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.4%
12	TYPE OF REPORTING PERSON (See Instructions) IA, OO

Page 12 of 35 Pages

13G
CUSIP No. 447773102

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Farallon Partners, L.L.C.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**The reporting persons making this filing hold an aggregate of 282,882 ADSs, which is 1.3% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 193,938
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 193,938
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 193,938
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.9%
12	TYPE OF REPORTING PERSON (See Instructions) OO

Page 13 of 35 Pages

13G
CUSIP No. 447773102

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) William F. Duhamel
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**The reporting persons making this filing hold an aggregate of 282,882 ADSs, which is 1.3% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 282,882
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 282,882
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 282,882
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.3%
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 14 of 35 Pages

13G
CUSIP No. 447773102

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Richard B. Fried
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**The reporting persons making this filing hold an aggregate of 282,882 ADSs, which is 1.3% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 282,882
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 282,882
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 282,882
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.3%
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 15 of 35 Pages

13G
CUSIP No. 447773102

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Daniel J. Hirsch
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**The reporting persons making this filing hold an aggregate of 282,882 ADSs, which is 1.3% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 282,882
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 282,882
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 282,882
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.3%
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 16 of 35 Pages

13G
CUSIP No. 447773102

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Monica R. Landry
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**The reporting persons making this filing hold an aggregate of 282,882 ADSs, which is 1.3% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 282,882
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 282,882
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 282,882
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.3%
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 17 of 35 Pages

13G
CUSIP No. 447773102

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Douglas M. MacMahon
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**The reporting persons making this filing hold an aggregate of 282,882 ADSs, which is 1.3% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 282,882
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 282,882
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 282,882
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.3%
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 18 of 35 Pages

13G
CUSIP No. 447773102

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) William F. Mellin [See Item 2]
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**The reporting persons making this filing hold an aggregate of 282,882 ADSs, which is 1.3% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 19 of 35 Pages

13G
CUSIP No. 447773102

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Stephen L. Millham
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**The reporting persons making this filing hold an aggregate of 282,882 ADSs, which is 1.3% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 282,882
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 282,882
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 282,882
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.3%
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 20 of 35 Pages

13G
CUSIP No. 447773102

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Jason E. Moment
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**The reporting persons making this filing hold an aggregate of 282,882 ADSs, which is 1.3% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 282,882
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 282,882
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 282,882
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.3%
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 21 of 35 Pages

13G
CUSIP No. 447773102

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Ashish H. Pant
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**The reporting persons making this filing hold an aggregate of 282,882 ADSs, which is 1.3% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION India
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 282,882
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 282,882
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 282,882
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.3%
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 22 of 35 Pages

13G
CUSIP No. 447773102

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Rajiv A. Patel
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**The reporting persons making this filing hold an aggregate of 282,882 ADSs, which is 1.3% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 282,882
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 282,882
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 282,882
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.3%
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 23 of 35 Pages

13G
CUSIP No. 447773102

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Andrew J. M. Spokes
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**The reporting persons making this filing hold an aggregate of 282,882 ADSs, which is 1.3% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 282,882
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 282,882
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 282,882
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.3%
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 24 of 35 Pages

13G
CUSIP No. 447773102

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Thomas F. Steyer
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**The reporting persons making this filing hold an aggregate of 282,882 ADSs, which is 1.3% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 282,882
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 282,882
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 282,882
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.3%
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 25 of 35 Pages

13G
CUSIP No. 447773102

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Richard H. Voon
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**The reporting persons making this filing hold an aggregate of 282,882 ADSs, which is 1.3% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 282,882
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 282,882
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 282,882
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.3%
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 26 of 35 Pages

13G
CUSIP No. 447773102

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Mark C. Wehrly
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**The reporting persons making this filing hold an aggregate of 282,882 ADSs, which is 1.3% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 282,882
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 282,882
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 282,882
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.3%
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 27 of 35 Pages

This Amendment No. 2 to Schedule 13G amends and restates in its entirety the Schedule 13G initially filed on March 14, 2008 (together with all prior and current amendments thereto, this “Schedule 13G”).

Item 1.  Issuer

(a)           Name of Issuer:

Hurray! Holding Co., Ltd. (the “Company”)

(b)           Address of Issuer’s Principal Executive Offices:

15/F, Tower B, Gateway Plaza, No. 18 Xia Guang Li North Road, East Third Ring, Chaoyang District, Beijing 100027, People’s Republic of China

Item 2.  Identity And Background

Title Of Class Of Securities And CUSIP Number (Item 2(d) and (e))

This statement relates to shares of American Depositary Shares, each representing 100 ordinary shares, par value US$0.00005 per share, (the “ADSs”), of the Company.  The CUSIP number of the ADSs is 447773102.

Name Of Persons Filing, Address Of Principal Business Office And Citizenship (Item 2(a), (b) and (c))

This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the “Reporting Persons.”

The ChinaRock Sub-adviser

(i)
ChinaRock Capital Management Limited, a Hong Kong company limited by shares (the “ChinaRock Sub-adviser”), which is a sub-investment adviser to each of the Farallon Funds, the Farallon Trusts and the Managed Accounts, with respect to all of the ADSs held by the Farallon Funds, the Farallon Trusts and the Managed Accounts.

The ChinaRock Sub-adviser Individual Reporting Person

(ii)
Chun R. Ding (“Ding” or the “ChinaRock Individual Reporting Person”), a managing partner and director of the ChinaRock Sub-adviser, with respect to all of the ADSs held by the Farallon Funds, the Farallon Trusts and the Managed Accounts.

The Farallon Funds

(iii)	Farallon Capital Partners, L.P., a California limited partnership (“FCP”), with respect to the ADSs held by it;

Page 28 of 35 Pages

(iv)	Farallon Capital Institutional Partners, L.P., a California limited partnership (“FCIP”), with respect to the ADSs held by it;

(v)	Farallon Capital Institutional Partners II, L.P., a California limited partnership (“FCIP II”), with respect to the ADSs held by it;

(vi)	Farallon Capital Institutional Partners III, L.P., a Delaware limited partnership (“FCIP III”), with respect to the ADSs held by it; and

(vii)	Farallon Capital Offshore Investors II, L.P., a Cayman Islands exempted limited partnership (“FCOI II”), with respect to the ADSs held by it.

FCP, FCIP, FCIP II, FCIP III and FCOI II are together referred to herein as the “Farallon Funds.”

The Farallon Trusts

(viii)	Farallon FCP, Ltd., a Delaware statutory trust (the “FCP Trust”), with respect to the ADSs held by it;

(ix)	Farallon FCIP, Ltd., a Delaware statutory trust (the “FCIP Trust”), with respect to the ADSs held by it; and

(x)	Farallon FCOI II, Ltd., a Cayman Islands trust (the “FCOI II Trust”), with respect to the ADSs held by it.

The FCP Trust, the FCIP Trust and the FCOI II Trust are together referred to herein as the “Farallon Trusts.”

The Management Company

(xi)
Farallon Capital Management, L.L.C., a Delaware limited liability company (the “Management Company”), with respect to the ADSs held by one or more accounts (the “Managed Accounts”) each as managed by the Management Company.

The Farallon General Partner

(xii)
Farallon Partners, L.L.C., a Delaware limited liability company (the “Farallon General Partner”), which is the general partner of each of the Farallon Funds and a trustee of each of the Farallon Trusts, with respect to the ADSs held by each of the Farallon Funds and the Farallon Trusts, as applicable.

The Farallon Managing Members

(xiii)	The following persons, each of whom is, or with respect to Mellin (as defined below) was, a managing member of both the Farallon General

Page 29 of 35 Pages

Partner and the Management Company, with respect to the ADSs held by the Farallon Funds, the Managed Accounts and the Farallon Trusts:  William F. Duhamel (“Duhamel”), Richard B. Fried (“Fried”), Daniel J. Hirsch (“Hirsch”), Monica R. Landry (“Landry”), Douglas M. Mahon (“MacMahon”), William F. Mellin (“Mellin”), Stephen L. Millham (“Millham”), Jason E. Moment (“Moment”), Ashish H. Pant (“Pant”), Rajiv A. Patel (“Patel”), Andrew J. M. Spokes (“Spokes”), Thomas F. Steyer (“Steyer”), Richard H. Voon (“Voon”) and Mark C. Wehrly (“Wehrly”).

        Duhamel, Fried, Hirsch, Landry, MacMahon, Millham, Moment, Pant, Patel, Spokes, Steyer, Voon and Wehrly are together referred to herein as the “Farallon Individual Reporting Persons.”  The ChinaRock Individual Reporting Person and the Farallon Individual Reporting Persons are together referred to herein as the “Individual Reporting Persons.”  Unless the context otherwise requires, any reference to the “Farallon Individual Reporting Persons,” the “Individual Reporting Persons” or the “Reporting Persons” shall not include Mellin.

Effective as of April 30, 2009, Mellin resigned as a managing member of the Farallon General Partner and the Management Company and, as such, may no longer be deemed a beneficial owner of the ADSs deemed beneficially owned by such entities.

The citizenship of each of the ChinaRock Sub-adviser, the Farallon Funds, the Farallon Trusts, the Management Company and the Farallon General Partner is set forth above.  Each of the Individual Reporting Persons, other than Pant and Spokes, is a citizen of the United States.  Pant is a citizen of India.  Spokes is a citizen of the United Kingdom.  The address of the principal business office of each of the ChinaRock Sub-adviser and the ChinaRock Individual Reporting Person is 2804 One Exchange Square, 8 Connaught Place, Central, Hong Kong, China.  The address of the principal business office of each of the Reporting Persons, other than the ChinaRock Sub-adviser and the ChinaRock Individual Reporting Person, is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 2100, San Francisco, California 94111.

Item 3.  If This Statement Is Filed Pursuant To Sections 240.13d-1(b) or 240.13d-2(b) or (c), Check Whether The
    Person Filing Is An Entity Specified

Not Applicable.

If This Statement Is Filed Pursuant To Section 240.13d-1(c), Check This Box. [X]

Item 4.  Ownership

The information required by Items 4(a) - (c) and set forth in Rows 5 through 11 of the cover page for each Reporting Person hereto is incorporated herein by reference for each such Reporting Person.

The ADSs reported hereby for the Farallon Funds and the Farallon Trusts are owned directly by the Farallon Funds and the Farallon Trusts, as applicable, and those reported by the Management Company on behalf of the Managed Accounts are owned directly by the Managed Accounts.  The ChinaRock Sub-adviser, as sub-investment adviser to the Farallon Funds, the Farallon Trusts and the Managed Accounts, may be deemed to be the beneficial owner of all such ADSs owned by the Farallon Funds, the Farallon Trusts and the Managed Accounts.

Page 30 of 35 Pages

The ChinaRock Individual Reporting Person, as a control person of the ChinaRock Sub-adviser with the power to exercise investment discretion, may be deemed to be the beneficial owner of all such ADSs owned by the Farallon Funds, the Farallon Trusts and the Managed Accounts.  The Management Company, as investment adviser to the Managed Accounts, may be deemed to be the beneficial owner of all such ADSs owned by the Managed Accounts.  The Farallon General Partner, as general partner to the Farallon Funds and a trustee to the Farallon Trusts, may be deemed to be the beneficial owner of all such ADSs owned by the Farallon Funds and the Farallon Trusts.  The Farallon Individual Reporting Persons, as managing members of both the Farallon General Partner and the Management Company with the power to exercise investment discretion, may each be deemed to be the beneficial owner of all such ADSs owned by the Farallon Funds, the Farallon Trusts and the Managed Accounts.  Each of the ChinaRock Sub-adviser, the Management Company, the Farallon General Partner and the Individual Reporting Persons hereby disclaims any beneficial ownership of any such ADSs.

Item 5.  Ownership Of Five Percent Or Less Of A Class

As of July 22, 2009, each of the Reporting Persons, other than Mellin, ceased to be the beneficial owner of more than five percent of the class of securities.

As of April 30, 2009, Mellin may no longer be deemed the beneficial owner of any ADSs.

Item 6.  Ownership Of More Than Five Percent On Behalf Of Another Person

Not Applicable.

Item 7.  Identification And Classification Of The Subsidiary Which Acquired The Security Being Reported On By
   The Parent Holding Company

Not Applicable.

Item 8.  Identification And Classification Of Members Of The Group

The Reporting Persons are filing this Schedule 13G pursuant to Section 240.13d-1(c).  Consistent with Item 2 of the cover page for each Reporting Person above, the Reporting Persons neither disclaim nor affirm the existence of a group among them.

Item 9.  Notice Of Dissolution Of Group

 Not Applicable.

Item 10.  Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Page 31 of 35 Pages

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  August 3, 2009

/s/ Monica R. Landry
CHINAROCK CAPITAL MANAGEMENT LIMITED
By Monica R. Landry, Attorney-in-Fact

    /s/ Monica R. Landry
    FARALLON PARTNERS, L.L.C.,
On its own behalf,
as the General Partner of
FARALLON CAPITAL PARTNERS, L.P.,
FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.,
FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.,
FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P. and
FARALLON CAPITAL OFFSHORE INVESTORS II, L.P.
and solely as a Trustee of
FARALLON FCP, LTD.,
FARALLON FCIP, LTD. and
FARALLON FCOI II, LTD.
By Monica R. Landry, Managing Member

/s/ Monica R. Landry
FARALLON CAPITAL MANAGEMENT, L.L.C.
By Monica R. Landry, Managing Member

/s/ Monica R. Landry
Monica R. Landry, individually and as attorney-in-fact for each of Chun R. Ding, William F. Duhamel, Richard B. Fried, Daniel J. Hirsch, Douglas M. MacMahon, William F. Mellin, Stephen L. Millham, Jason E. Moment, Ashish H. Pant, Rajiv A. Patel, Andrew J.M. Spokes, Thomas F. Steyer, Richard H. Voon and Mark C. Wehrly

The Power of Attorney executed by each of ChinaRock Capital Management Limited and Ding authorizing Landry to sign and file this Schedule 13G on its or his behalf, which was filed with Amendment No. 1 to the Schedule 13G filed with the Securities and Exchange Commission on September 20, 2007, by such Reporting Persons with respect to the Common Stock of Pantheon China Acquisition Corp., is hereby incorporated by reference.  The Power of Attorney executed by each of Duhamel, Fried, MacMahon, Mellin, Millham, Moment, Pant, Patel, Steyer and Wehrly authorizing Landry to sign and file this Schedule 13G on his behalf, which was filed with the Schedule 13D filed with the Securities and Exchange Commission on July 2, 2007 by such Reporting Persons with respect to the Common Stock of Armor Holdings, Inc., is hereby incorporated by reference.  The Power of Attorney executed by Spokes authorizing Landry to sign and file this Schedule 13G on his behalf, which was filed with the Schedule 13D filed with the Securities and Exchange Commission on August 28, 2007 by such Reporting Person with
Page 32 of 35 Pages

respect to the Common Stock of Global Gold Corporation, is hereby incorporated by reference.  The Power of Attorney executed by each of Hirsch and Voon authorizing Landry to sign and file this Schedule 13G on his behalf, which was filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on January 6, 2009 by such Reporting Persons with respect to the Common Stock of Town Sports International Holdings, Inc., is hereby incorporated by reference.

Page 33 of 35 Pages

EXHIBIT INDEX

EXHIBIT 3	Joint Acquisition Statement Pursuant to Section 240.13d-1(k)

Page 34 of 35 Pages

EXHIBIT 3
to
SCHEDULE 13G

JOINT ACQUISITION STATEMENT
PURSUANT TO SECTION 240.13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements.  The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated:  August 3, 2009

/s/ Monica R. Landry
CHINAROCK CAPITAL MANAGEMENT LIMITED
By Monica R. Landry, Attorney-in-Fact

/s/ Monica R. Landry
FARALLON PARTNERS, L.L.C.,
On its own behalf,
as the General Partner of
FARALLON CAPITAL PARTNERS, L.P.,
FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.,
FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.,
FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P. and
FARALLON CAPITAL OFFSHORE INVESTORS II, L.P.
and solely as a Trustee of
FARALLON FCP, LTD.,
FARALLON FCIP, LTD. and
FARALLON FCOI II, LTD.
By Monica R. Landry, Managing Member

/s/ Monica R. Landry
FARALLON CAPITAL MANAGEMENT, L.L.C.
By Monica R. Landry, Managing Member

/s/ Monica R. Landry
Monica R. Landry, individually and as attorney-in-fact for each of Chun R. Ding, William F. Duhamel, Richard B. Fried, Daniel J. Hirsch, Douglas M. MacMahon, William F. Mellin, Stephen L. Millham, Jason E. Moment, Ashish H. Pant, Rajiv A. Patel, Andrew J.M. Spokes, Thomas F. Steyer, Richard H. Voon and Mark C. Wehrly

Page 35 of 35 Pages